Exhibit 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Lynn Wentworth, CFO & Treasurer	Jim Storey, VP Investor Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 953-7505	(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES THIRD-QUARTER RESULTS
— Net Income of $0.03 Per Share on $1.0 Billion Revenue —
— Gross Margin Stable from Year Ago at 10.1% for Quarter —
ATLANTA — November 1, 2007 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the third quarter ended September 29, 2007.
The company’s third-quarter net income totaled $0.9 million, or $0.03 per diluted share, compared with net income of $2.3 million, or $0.07 per share, in the year-ago period. Revenues of $1.02 billion declined 15.6% from $1.20 billion for the same period a year ago. The decline reflects a 14.3% drop in structural product sales and a 16.4% sales decline in specialty products. The sales decline in structural products resulted from unit volume, which fell 14.8% from a year ago, offsetting a year-over-year firming trend in wood-based structural product prices that was driven by higher plywood prices. Specialty product sales decreased largely on unit volume, which declined 14.2%. Overall third-quarter unit volume for the company’s estimated weighted end-use markets fell 12.4% from the prior year, driven by a 24% decline in housing starts and a 10.6% decline in the repair & remodel market.
Gross profit for the third quarter totaled $102.8 million, compared with $120.9 million for the prior-year period, largely reflecting reduced unit volume associated with the ongoing housing starts decline. Gross margin was 10.1%, up slightly from 10.0% a year earlier. Structural product gross margin of 7.6% improved 60 basis points from the same period a year ago, but was down 170 basis points from the previous quarter, when the company was able to leverage a modest but temporary upswing in wood-based structural product prices. Specialty product gross margin of 13.8% was down 20 basis points from both a year ago and from the second quarter, reflecting an increasingly competitive pricing environment.
Total operating expenses of $89.9 million decreased $14.9 million, or 14.2%, from the same period a year ago, reflecting lower payroll costs related to headcount reductions implemented in the third quarter of 2006 and lower commissions and incentives. Operating income for the quarter totaled $12.9 million, compared with $16.1 million a year ago.
For the nine months ended September 29, 2007, net income totaled $6.1 million, or $0.20 per diluted share, on revenues of $3.06 billion, compared with net income of $21.7 million, or $0.71 per share, on revenues of $3.96 billion a year ago. Gross profit for the nine months totaled $325.8 million and gross margin was 10.7%,

BlueLinx Q3’07 Press Release November 1, 2007	Page 2 of 7
compared with $387.3 million and 9.8%, respectively, a year earlier. Operating expenses declined to $282.5 million from $310.3 million a year ago, primarily reflecting decreases in variable compensation and lower payroll costs related to the headcount reductions, partially offset by normal ongoing operating expenses associated with Austin Hardwoods and expenses associated with business improvement programs.
“Our business environment deteriorated significantly in the third quarter as demand declined sharply, fueled by the well-publicized problems in the credit and housing markets,” said Stephen Macadam, chief executive officer. “Despite this challenging environment, we continued to provide quality service to our customers and suppliers, effectively held our overall gross margin at 10.1%, generated cash from operating activities, paid down debt, and reduced our working capital.
“We now are operating in a deep cyclical housing correction expected by many to extend through 2008,” Macadam said. “The outlook for our industry has turned significantly more bearish than was the case at the end of the second quarter. As a result, we are taking further steps to reduce costs and right size our company to remain competitive throughout this extended downturn. Over the past several weeks we have identified approximately $30 million in annualized cost savings that we expect to achieve through certain initiatives, including headcount reduction. Most of the implementation is complete and we expect full completion by the end of the year. We expect the cost-reduction efforts to result in after-tax charges for severance and outplacement in the range of $2.5 million to $3 million, or $0.08 to $0.10 per diluted share in the fourth quarter.
“Our company is financially positioned to be able to continue executing throughout this housing downturn,” Macadam added. “We diligently managed costs and working capital in the third quarter, ending the period with more than $278 million in excess availability on our revolving credit facility. We expect to continue reducing inventories in the fourth quarter and in 2008 to respond to the lower demand environment, which will generate additional cash. I remain confident that we will continue to execute our long-term business strategy throughout this downturn, and emerge from it well positioned as a leading national distributor of specialty building products.”
Dividend
On October 31, 2007 the BlueLinx Board of Directors declared a $0.125 dividend on the company’s common shares for the quarter ended September 29, 2007. The dividend is payable on December 28, to shareholders of record on December 14, 2007.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors may listen to the conference call and download the presentation by going to the Investor Relations page of the BlueLinx Web site at www.BlueLinxCo.com. Investors also can access a recording of the conference call for one week by calling (706)645-9291, Conference ID# 21169778. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx Web site where a replay of the Webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

BlueLinx Q3’07 Press Release November 1, 2007	Page 3 of 7
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,900 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s largest companies, is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the year ended December 30, 2006, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Q3’07 Press Release November 1, 2007	Page 4 of 7
BlueLinx Holdings Inc.
Statements of Operations
in thousands, except per share data

	Quarters Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$1,015,888	$1,203,578	$3,054,992	$3,959,134
Cost of sales	913,078	1,082,672	2,729,189	3,571,833

Gross profit	102,810	120,906	325,803	387,301

Operating expenses:
Selling, general, and administrative	84,826	99,615	266,640	295,004
Depreciation and amortization	5,106	5,217	15,840	15,323

Total operating expenses	89,932	104,832	282,480	310,327

Operating income	12,878	16,074	43,323	76,974
Non-operating expenses:
Interest expense	11,352	12,046	33,756	35,505
Charges associated with mortgage refinancing	—	—	—	4,864
Other (income)/expense, net	7	(29)	(601)	(17)

Income before provision for income taxes	1,519	4,057	10,168	36,622
Provision for income taxes	629	1,765	4,033	14,925

Net income	890	2,292	6,135	21,697

Basic weighted average number of common shares outstanding	30,853	30,662	30,834	30,576

Basic net income per share applicable to common stock	$0.03	$0.07	$0.20	$0.71

Diluted weighted average number of common shares outstanding	30,951	30,782	30,947	30,762

Diluted net income per share applicable to common stock	$0.03	$0.07	$0.20	$0.71

Dividends declared per share of common stock	$0.125	$0.125	$0.38	$0.38

BlueLinx Q3’07 Press Release November 1, 2007	Page 5 of 7
BlueLinx Holdings Inc.
Balance Sheets
in thousands

	September 29,	December 30,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash	$25,000	$27,042
Receivables	371,222	307,543
Inventories	424,522	410,686
Deferred income taxes	9,429	9,024
Other current assets	42,333	44,948

Total current assets	872,506	799,243

Property, plant, and equipment:
Land and land improvements	57,141	56,985
Buildings	97,156	95,814
Machinery and equipment	66,462	61,955
Construction in progress	5,485	2,025

Property, plant, and equipment, at cost	226,244	216,779
Accumulated depreciation	(50,470)	(38,530)

Property, plant, and equipment, net	175,774	178,249
Other non-current assets	24,982	26,870

Total assets	1,073,262	1,004,362

Liabilities :
Current liabilities:
Accounts payable	$224,787	$195,815
Bank overdrafts	37,346	50,241
Accrued compensation	10,905	8,574
Current maturities of long-term debt	100,147	9,743
Other current liabilities	16,113	14,633

Total current liabilities	389,298	279,006

Noncurrent liabilities:
Long-term debt	480,853	522,719
Deferred income taxes	516	1,101
Other long-term liabilities	14,468	12,137

Total liabilities	885,135	814,963

Shareholders’ Equity:
Common stock	312	309
Additional paid in capital	141,394	138,066
Accumulated other comprehensive income	1,363	412
Retained earnings	45,058	50,612

Total shareholders’ equity	188,127	189,399

Total liabilities and equity	$1,073,262	$1,004,362

BlueLinx Q3’07 Press Release November 1, 2007	Page 6 of 7
BlueLinx Holdings Inc.
Statements of Cash Flows
in thousands

	Nine Months Ended
	September 29,	September 30,
	2007	2006
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$6,135	$21,697
Adjustments to reconcile net income to cash used in operations:
Depreciation and amortization	15,840	15,323
Amortization of debt issue costs	1,823	2,018
Charges associated with mortgage refinancing	—	4,864
Deferred income tax benefit	(1,135)	(1,876)
Share-based compensation	3,061	2,209
Gain from insurance settlement	(1,698)	—
Excess tax benefits from share-based compensation arrangements	(41)	(882)
Changes in assets and liabilities:
Receivables	(63,679)	(33,396)
Inventories	(13,836)	5,961
Accounts payable	28,972	(74,959)
Changes in other working capital	5,238	(2,486)
Other	415	(2,237)

Net cash used in operating activities	(18,905)	(63,764)

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(9,353)
Property, plant, and equipment investments	(11,943)	(7,267)
Proceeds from sale of assets	4,335	465

Net cash used in investing activities	(7,608)	(16,155)

Cash flows from financing activities:
Proceeds from stock options exercised	442	1,744
Excess tax benefits from share-based compensation arrangements	41	882
Net increase (decrease) in revolving credit facility	48,538	(38,342)
Proceeds from new mortgage	—	295,000
Debt financing costs	—	(6,668)
Retirement of old mortgage	—	(165,000)
Prepayment fees associated with old mortgage	—	(2,475)
Increase (decrease) in bank overdrafts	(12,895)	6,177
Common dividends paid	(11,689)	(11,537)
Other	34	—

Net cash provided by financing activities	24,471	79,781

Decrease in cash	(2,042)	(138)
Balance, beginning of period	27,042	24,320

Balance, end of period	$25,000	$24,182

BlueLinx Q3’07 Press Release November 1, 2007	Page 7 of 7
BlueLinx Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
in thousands, except per share data

	Quarters Ended		Nine Months Ended
	September 29,	September	September 29,	September
	2007	30, 2006	2007	30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Reconciliation of Income Before Charges and Income Before Charges Per Share:

Net Income	$890	$2,292	$6,135	$21,697
Reconciling Items:
Write-off of unamortized debt issuance costs	—	—	—	2,828
Termination penalty resulting from prepayment of old mortgage	—	—	—	1,650
Unamortized exit penalty resulting from prepayment of old mortgage	—	—	—	386

Charges associated with mortgage refinancing	—	—	—	4,864
Tax effect of reconciling items at 39.0%	—	—	—	(1,897)

Adjusted Net Income (1)	$890	$2,292	$6,135	$24,664

Diluted weighted average number of common shares outstanding:	30,951	30,782	30,947	30,762

Diluted net income per share applicable to common stock	$0.03	$0.07	$0.20	$0.71
Reconciling Items:
Write-off of unamortized debt issuance costs	—	—	—	0.09
Termination penalty resulting from prepayment of old mortgage	—	—	—	0.05
Exit penalty resulting from prepayment of old mortgage	—	—	—	0.01

Charges associated with mortgage refinancing	—	—	—	0.15
Tax effect of reconciling items at 39.0%	—	—	—	(0.06)

Diluted adjusted net income per share applicable to common stock (1)	$0.03	$0.07	$0.20	$0.80

Note (1) —	Net income before mortgage refinancing is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than GAAP net income.
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